Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway  |  New York, NY  10036-4039  |  tel 212.858.1000  |  fax 212.858.1500

June 10, 2014

Consumers Energy Company
Consumers 2014 Securitization Funding LLC
One Energy Plaza
Jackson, Michigan 49201

Ladies and Gentlemen:

We are acting as special counsel for Consumers Energy Company, a Michigan corporation (“Consumers Energy”), and Consumers 2014 Securitization Funding LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (File Nos. 333-195654 and 333-195654-01) (the “Registration Statement”) filed on May 2, 2014 and as amended by Amendment No. 1 filed on June 10, 2014 by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus and prospectus supplement therein (collectively, the “Prospectus”), relating to the registration thereunder of the Company’s senior secured securitization bonds, series 2014A (the “Securities”).  The Securities will be issued pursuant to an Indenture between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), in the form filed as Exhibit 4.1 to the Registration Statement, together with a Series Supplement between the Company and the Trustee establishing the form and terms of such Securities in the form included in such Exhibit 4.1 to the Registration Statement (collectively, the “Indenture”).

We have reviewed the Registration Statement, including the Prospectus, and the Indenture.  We have also reviewed such other agreements, documents, records, certificates and materials, and have reviewed and are familiar with such limited liability company proceedings and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.  In delivering this opinion letter, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, the underwriters of the Securities and the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

2.                                      The Company has limited liability company power and authority to execute and deliver the Indenture, to authorize and issue the Securities and to perform its obligations under the Indenture and the Securities.

3.                                      When (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, (b) the member or managers of the Company have taken all necessary limited liability company action to approve the issuance and establish the terms of the Securities, the terms of the offering of the Securities and related matters, (c) the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and (d) the Securities have been issued and sold in the manner contemplated by the Registration Statement and the Prospectus and in accordance with the Indenture, the Securities will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth in paragraph 3 above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

In connection with the opinions expressed above, we have assumed that (a) at or prior to the time of the delivery of the Securities, the Registration Statement, including any amendments thereto, will be effective under the Act and a supplement to the Prospectus applicable to the offer and sale of the Securities will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the issuance of the Securities, neither the member of the Company nor the managers of the Company shall have rescinded or otherwise modified their authorization of the Securities, and (c) with respect to the issuance of the Securities, neither the establishment of any terms of the Securities after the date hereof nor the issuance and delivery of, or the performance of the Company’s obligations under, the Securities will require any authorization, consent, approval or license of, or any exemption from, or any registration or filing with, or any report or notice to, any executive, legislative, judicial, administrative or regulatory body (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties or (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

This opinion letter is limited to the law of the State of New York and the Delaware Limited Liability Company Act, in each case as in effect on the date hereof.

We hereby consent to (a) the posting of a copy of this opinion letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934 and maintained by Consumers Energy for the purpose of complying with such rule and (b) the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman